HOME EQUITY ASSET TRUST 2006-5

DERIVED INFORMATION  [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Multi-Family Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  Approximately 15.7% of the mortgage loans do not provide for any payments of principal in the first five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	228
Total Outstanding Loan Balance	$54,858,483*	Min	Max
Average Loan Current Balance	$240,607	$37,755	$742,968
Weighted Average Original LTV	79.3%**
Weighted Average Coupon	8.06%	5.75%	13.75%
Arm Weighted Average Coupon	7.99%
Fixed Weighted Average Coupon	8.73%
Weighted Average Margin	5.92%	2.25%	9.01%
Weighted Average FICO (Non-Zero)	655
Weighted Average Age (Months)	4
% First Liens	98.8%
% Second Liens	1.2%
% Arms	90.4%
% Fixed	9.6%
% of Loans with Mortgage Insurance	0.0%

*

Multi-Family loans will be approximately [$57,000,000] of the total [$850,000,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.75 - 6.00	4	2,342,138	4.3	5.88	72.0	614
6.01 - 6.50	7	2,307,066	4.2	6.40	80.7	669
6.51 - 7.00	21	5,530,718	10.1	6.84	79.0	700
7.01 - 7.50	27	7,875,075	14.4	7.27	77.1	680
7.51 - 8.00	45	11,563,221	21.1	7.82	77.2	657
8.01 - 8.50	34	7,827,086	14.3	8.35	77.6	648
8.51 - 9.00	34	7,713,583	14.1	8.81	82.0	653
9.01 - 9.50	23	3,982,920	7.3	9.29	81.9	614
9.51 - 10.00	17	3,637,834	6.6	9.85	83.3	626
10.01 - 10.50	7	1,352,393	2.5	10.26	88.8	606
10.51 - 11.00	6	525,498	1.0	10.80	94.3	661
11.51 - 12.00	1	88,475	0.2	12.00	95.0	632
12.01 - 13.75	2	112,476	0.2	13.12	95.0	638
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
503 - 525	6	1,887,159	3.4	8.10	74.8	514
526 - 550	2	430,614	0.8	8.81	67.1	546
551 - 575	11	3,160,430	5.8	7.81	72.1	564
576 - 600	22	4,637,638	8.5	8.62	78.5	591
601 - 625	32	6,142,485	11.2	8.24	77.5	612
626 - 650	44	10,118,990	18.4	8.51	82.9	640
651 - 675	43	9,716,307	17.7	8.04	80.4	663
676 - 700	21	5,686,690	10.4	7.82	79.1	688
701 - 725	23	6,747,172	12.3	7.75	79.8	714
726 - 750	9	3,177,185	5.8	7.04	79.1	732
751 - 775	7	1,166,905	2.1	8.27	83.4	758
776 - 800	5	1,167,557	2.1	7.57	76.6	793
801 - 812	3	819,352	1.5	7.39	79.3	807
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
37,755 - 50,000	1	37,755	0.1	10.49	100.0	754
50,001 - 100,000	37	2,930,441	5.3	9.51	83.6	644
100,001 - 150,000	42	5,029,677	9.2	8.23	82.5	658
150,001 - 200,000	28	5,021,409	9.2	8.14	75.2	632
200,001 - 250,000	39	8,728,888	15.9	8.23	78.5	640
250,001 - 300,000	14	3,878,261	7.1	8.09	76.8	666
300,001 - 350,000	15	4,848,161	8.8	8.21	79.6	634
350,001 - 400,000	14	5,106,939	9.3	8.11	82.3	659
400,001 - 450,000	13	5,514,156	10.1	8.04	78.9	668
450,001 - 500,000	10	4,784,480	8.7	7.56	78.1	689
500,001 - 550,000	5	2,631,553	4.8	8.46	81.1	676
550,001 - 600,000	5	2,887,229	5.3	6.95	79.0	704
650,001 - 700,000	4	2,716,564	5.0	7.41	81.9	631
700,001 - 742,969	1	742,968	1.4	5.87	63.0	567
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
29.22 - 50.00	4	543,132	1.0	7.59	38.1	633
50.01 - 55.00	1	119,753	0.2	9.35	53.3	588
55.01 - 60.00	3	1,134,565	2.1	7.85	56.9	680
60.01 - 65.00	9	2,127,437	3.9	7.32	63.3	593
65.01 - 70.00	15	4,352,294	7.9	7.43	68.7	641
70.01 - 75.00	22	5,834,695	10.6	7.99	73.8	625
75.01 - 80.00	103	26,145,639	47.7	7.93	79.9	669
80.01 - 85.00	20	4,869,991	8.9	8.50	84.8	634
85.01 - 90.00	33	7,287,397	13.3	8.57	89.8	673
90.01 - 95.00	8	1,182,074	2.2	9.69	94.7	611
95.01 - 100.00	10	1,261,507	2.3	8.68	99.9	663
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	102	24,031,183	43.8	8.44	79.5	655
0.50	1	52,120	0.1	9.35	68.7	802
1.00	13	3,051,651	5.6	8.24	74.4	624
2.00	82	21,449,643	39.1	7.58	80.1	660
3.00	30	6,273,886	11.4	8.16	78.4	653
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	109	22,258,121	40.6	7.94	79.3	642
Reduced	81	20,546,722	37.5	8.04	80.2	680
Stated Income / Stated Assets	37	11,913,015	21.7	8.35	78.3	636
No Income / No Assets	1	140,625	0.3	6.63	29.2	668
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	157	40,287,059	73.4	8.03	79.1	647
Investor	71	14,571,424	26.6	8.14	79.8	677
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	38	16,744,592	30.5	7.51	78.5	656
Illinois	42	9,916,659	18.1	8.55	78.3	624
New Jersey	26	7,041,466	12.8	8.12	77.1	674
New York	12	3,958,130	7.2	8.17	79.2	657
Florida	13	2,312,839	4.2	8.51	79.7	664
Massachusetts	8	1,802,434	3.3	8.08	79.4	675
Connecticut	6	1,560,693	2.8	7.89	79.1	707
Wisconsin	10	1,342,140	2.4	8.68	79.6	643
Pennsylvania	8	1,050,888	1.9	8.00	82.6	648
Washington	5	1,038,855	1.9	8.42	82.1	659
Michigan	10	1,027,872	1.9	9.05	85.6	651
Ohio	9	958,494	1.7	8.74	88.0	627
Minnesota	4	957,632	1.7	6.68	82.6	666
Texas	5	875,445	1.6	8.27	86.8	651
Rhode Island	2	537,504	1.0	9.85	80.0	636
Other	30	3,732,838	6.8	8.12	80.8	674
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	125	28,959,602	52.8	7.98	81.8	682
Refinance - Rate Term	8	2,365,935	4.3	8.12	79.4	633
Refinance - Cashout	95	23,532,946	42.9	8.16	76.2	624
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	129	30,899,472	56.3	7.90	79.5	658
Arm 2/28 - Balloon 40/30	28	8,518,396	15.5	8.07	78.5	657
Arm 2/28 - Dual 40/30	9	2,924,166	5.3	8.39	81.3	634
Arm 3/27	22	5,973,555	10.9	8.21	79.5	652
Arm 3/27 - Balloon 45/30	4	941,964	1.7	7.48	79.6	678
Arm 5/25	2	349,801	0.6	8.36	78.8	698
Fixed Balloon 30/15	6	391,318	0.7	11.19	97.1	665
Fixed Balloon 40/30	3	778,237	1.4	8.93	81.5	589
Fixed Balloon 45/30	5	458,143	0.8	7.84	73.0	627
Fixed Rate	20	3,623,431	6.6	8.53	76.0	651
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
2 Family	160	36,789,571	67.1	8.14	80.1	643
3-4 Family	68	18,068,912	32.9	7.90	77.7	680
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	6	1,451,682	2.9	7.58	74.3	694
4.01 - 4.50	1	233,645	0.5	7.50	70.0	682
4.51 - 5.00	13	3,782,813	7.6	8.22	81.0	648
5.01 - 5.50	46	10,834,578	21.8	8.20	78.8	636
5.51 - 6.00	50	14,606,109	29.4	7.84	80.0	656
6.01 - 6.50	36	8,464,693	17.1	7.40	80.9	674
6.51 - 7.00	18	5,385,100	10.9	8.11	77.6	667
7.01 - 7.50	9	1,841,460	3.7	8.27	77.0	640
7.51 - 8.00	9	2,001,511	4.0	8.86	79.6	679
8.01 - 8.50	2	389,266	0.8	9.41	82.2	642
8.51 - 9.00	2	434,353	0.9	9.85	79.5	609
9.01 - 9.01	2	182,144	0.4	11.00	87.6	677
Total:	194	49,607,354	100.0	7.99	79.4	657

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
7 - 9	1	58,486	0.1	7.99	80.0	616
10 - 12	3	786,809	1.6	6.80	90.0	705
13 - 15	20	5,982,637	12.1	6.71	77.7	641
16 - 18	12	4,127,131	8.3	7.35	79.2	701
19 - 21	52	13,952,470	28.1	8.15	79.3	658
22 - 24	79	17,573,190	35.4	8.45	79.7	649
25 - 27	3	1,024,688	2.1	7.16	76.4	680
31 - 33	12	3,532,680	7.1	8.29	79.4	648
34 - 36	10	2,219,463	4.5	8.37	80.6	649
37 >=	2	349,801	0.7	8.36	78.8	698
Total:	194	49,607,354	100.0	7.99	79.4	657

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.75 - 12.00	5	2,541,803	5.1	5.96	72.6	614
12.01 - 12.50	7	2,296,049	4.6	6.50	82.4	662
12.51 - 13.00	21	5,590,510	11.3	6.99	78.5	697
13.01 - 13.50	26	7,491,392	15.1	7.46	78.0	671
13.51 - 14.00	39	11,394,350	23.0	8.01	78.4	659
14.01 - 14.50	24	5,755,981	11.6	8.20	77.9	660
14.51 - 15.00	31	6,225,705	12.5	8.73	83.0	654
15.01 - 15.50	16	3,720,712	7.5	9.25	81.6	624
15.51 - 16.00	11	2,469,715	5.0	9.60	82.2	633
16.01 - 16.50	9	1,634,244	3.3	9.37	82.6	596
16.51 - 17.00	2	205,313	0.4	9.88	84.2	710
17.51 - 18.00	3	281,581	0.6	10.86	91.6	665
Total:	194	49,607,354	100.0	7.99	79.4	657

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
5.25 - 5.50	2	391,106	0.8	8.15	80.0	584
5.51 - 6.00	12	5,079,295	10.2	7.24	76.3	623
6.01 - 6.50	7	2,394,148	4.8	6.66	82.4	686
6.51 - 7.00	27	7,275,859	14.7	7.16	77.9	697
7.01 - 7.50	26	7,598,607	15.3	7.38	77.6	672
7.51 - 8.00	39	9,627,714	19.4	7.97	79.2	655
8.01 - 8.50	23	5,311,758	10.7	8.38	79.6	647
8.51 - 9.00	24	5,123,811	10.3	8.80	82.0	654
9.01 - 9.50	17	2,932,048	5.9	9.28	79.3	620
9.51 - 10.00	11	2,641,184	5.3	9.85	83.0	639
10.01 - 10.50	3	950,243	1.9	10.26	88.3	601
10.51 - 11.00	3	281,581	0.6	10.86	91.6	665
Total:	194	49,607,354	100.0	7.99	79.4	657

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1	159,724	0.3	7.40	80.0	660
1.50	2	487,585	1.0	6.85	73.2	679
2.00	25	7,384,774	14.9	8.82	81.5	631
3.00	166	41,575,270	83.8	7.86	79.1	661
Total:	194	49,607,354	100.0	7.99	79.4	657

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	179	45,412,325	91.5	8.01	79.6	656
1.50	6	1,247,653	2.5	7.71	75.5	656
2.00	9	2,947,376	5.9	7.80	78.4	667
Total:	194	49,607,354	100.0	7.99	79.4	657

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	201	46,265,237	84.3	8.20	79.5	651
60	27	8,593,247	15.7	7.30	78.3	679
Total:	228	54,858,483	100.0	8.06	79.3	655

*

Note, for second liens, CLTV is employed in this calculation.